Exhibit 10.1

THIS AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN OF REORGANIZATION PURSUANT TO THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL BE MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE. ACCEPTANCES OR REJECTIONS OF A CHAPTER 11 PLAN WILL NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT.

CHAPARRAL ENERGY INC., ET AL.

PLAN SUPPORT AGREEMENT

November [    ], 2016

This Plan Support Agreement (together with the exhibits and schedules attached hereto, which include, without limitation, the Plan Term Sheet (as defined below) and the Exit Facility Term Sheet (as defined below), as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of November [    ], 2016, is entered into by and among: (i) Chaparral Energy, Inc. (“Chaparral Parent”) and each of its subsidiaries listed on Schedule 1 hereto, as debtors in possession (such subsidiaries and Chaparral Parent, each a “Chaparral Party” and collectively, the “Chaparral Parties”); (ii) the holders of notes (the “Noteholders”) issued pursuant to (a) that certain Indenture dated as of September 16, 2010 among Chaparral Parent as the Issuer, each of the guarantors party thereto, and Wilmington Savings Fund Society, FSB, as successor trustee (the “2010 Indenture Trustee”) (as amended, restated, modified, supplemented, or replaced from time to time, the “2010 Indenture”), (b) that certain Indenture dated as of February 22, 2011 among Chaparral Parent as the Issuer, each of the guarantors party thereto, and Wilmington Savings Fund Society, FSB, as successor trustee (the “2011 Indenture Trustee”) (as amended, restated, modified, supplemented, or replaced from time to time, the “2011 Indenture”), and (c) that certain Indenture dated as of May 2, 2012 among Chaparral Parent as the Issuer, each of the guarantors party thereto, and Wilmington Savings Fund Society, FSB, as successor trustee (the “2012 Indenture Trustee” and collectively, with the 2010 Indenture Trustee and the 2011 Indenture Trustee, the “Indenture Trustee”) (as amended, restated, modified, supplemented, or replaced from time to time, the “2012 Indenture”, and collectively with the 2010 Indenture and the 2011 Indenture, the “Indentures”, and all claims against the Chaparral Parties arising on account of the Indentures and the notes issued thereunder, the “Unsecured Notes Claims”), in each case, that are signatories hereto (collectively, with any Noteholder that may become a party hereto in accordance with Section 13 of this Agreement, the “Consenting Noteholders”); and (iii) the lenders (the “Prepetition Lenders”) under that certain Eighth Restated Credit Agreement, dated as of April 12, 2010, among Chaparral Parent, the other Chaparral Party borrowers thereunder, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, together with any successor agent, the “Prepetition Agent”), and the other parties from time to time party thereto (as amended, restated, modified, supplemented, or replaced from time to time, the “Prepetition Credit Agreement”, and all claims against the Chaparral Parties arising on account of the Credit Agreement, the “Prepetition Credit Agreement Claims”) in each case that are signatories hereto (collectively, with any Prepetition Lender that may become a party hereto in accordance with Section 13 of this Agreement, the “Consenting Prepetition Lenders” and, together with the Consenting Noteholders, the “Consenting Creditors”). This Agreement collectively refers to the Chaparral Parties and the Consenting Creditors as the “Parties” and each individually as a “Party”. Unless otherwise noted, capitalized terms used but not immediately defined herein have the meanings ascribed to them at a later point in this Agreement or in the Plan Term Sheet, as applicable.

RECITALS

WHEREAS, on May 9, 2016 (the “Petition Date”), each of the Chaparral Parties commenced a voluntary case under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (together with any court with jurisdiction over the Chapter 11 Cases, the “Bankruptcy Court”), which cases are being jointly administered under the case number 16-11144 (LSS) (together, the “Chapter 11 Cases”);

WHEREAS, the Parties have engaged in good faith, arm’s-length negotiations regarding the terms of a joint plan of reorganization for the Chaparral Parties in accordance with the terms and conditions of the term sheet attached hereto as Exhibit A (the “Plan Term Sheet”) and incorporated herein by reference pursuant to Section 2 of this Agreement (as may be amended, restated, supplemented, or otherwise modified from time to time in accordance with this Agreement, the “Plan”);

WHEREAS, the Parties have agreed to facilitate the confirmation and consummation of the Plan and any and all transactions and related transactions as set forth, contemplated by, and pursuant to the terms and conditions set forth in this Agreement, its exhibits and associated schedules, and the Definitive Documentation (as defined below) and in the manner set forth in the Plan Term Sheet, including, without limitation, the Rights Offering, the Exit Facility, and the Hedging Program (collectively, the “Restructuring Transactions”);

WHEREAS, to assist in an orderly confirmation process, the Parties are prepared to perform their obligations under this Agreement subject to the terms and conditions set forth herein, including, among other things, (a) the Chaparral Parties’ obligation to seek Bankruptcy Court approval of the Disclosure Statement (as defined below) describing the Plan prior to soliciting votes on the Plan in accordance with section 1125 of the Bankruptcy Code and (b) the Consenting Creditors’ obligation to support the Chaparral Parties in obtaining approval of this Agreement, the Disclosure Statement, and the Plan;

WHEREAS, certain Consenting Noteholders (collectively, the “Backstop Parties”) have agreed to fund a $50 million rights offering in connection with the Restructuring Transactions, substantially on the terms reflected in the Plan Term Sheet, and pursuant to that Backstop Commitment Agreement attached hereto as Exhibit C (the “Backstop Commitment Agreement”) and in accordance with the rights offering procedures attached to the Backstop Commitment Agreement (the “Rights Offering Procedures”), such rights offering being the “Rights Offering”;

WHEREAS, certain Consenting Prepetition Lenders (in their capacities as such, the “Exit Facility Lenders”) have committed to provide the reorganized Chaparral Parties with a new reserve-based lending facility and term loan (collectively, the “Exit Facility”) on the terms and conditions set forth in the term sheet attached hereto as Exhibit D (the “Exit Facility Term Sheet”); and

WHEREAS, in expressing their support for the Restructuring Transactions and the Plan pursuant to this Agreement, the Parties do not desire and do not intend in any way to derogate or diminish the solicitation requirements of applicable securities and bankruptcy law, or the fiduciary duties of the Chaparral Parties.

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

AGREEMENT

1. PSA Effective Date. This Agreement shall become effective, and the obligations contained herein shall become binding upon the Parties (subject, in the case of the Chaparral Parties, to Bankruptcy Court approval), upon the first date (such date, the “PSA Effective Date”) that each of the following has occurred:

(a)	the Backstop Commitment Agreement has been executed and delivered;

(b)	the Mandate Letter (as defined below) has been executed and delivered; and

(c)	this Agreement has been executed and delivered by all of the following:

(i)	each Chaparral Party;

(ii)	Consenting Noteholders holding, in the aggregate, at least [ ]% in principal amount outstanding of all Unsecured Notes Claims; and

(iii)	Consenting Prepetition Lenders (x) holding, in the aggregate, at least 66.67% in principal amount outstanding of all Prepetition Credit Agreement Claims and (y) that constitute at least half in number of the Prepetition Lenders.

2. Exhibits and Schedules Incorporated by Reference. Each of the exhibits and schedules attached hereto (including, without limitation, the Plan Term Sheet and the Exit Facility Term Sheet) and each of the schedules to such exhibits (collectively, the “Exhibits and Schedules”) is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the Exhibits and Schedules.

3. Definitive Documentation.

(a)	The definitive documents and agreements governing the Restructuring Transactions (collectively, the “Definitive Documentation”) shall include:

(i)	the Plan (and all exhibits thereto), including any plan supplement documents (including, without limitation, any governance documents for the reorganized Chaparral Parties and any equityholders’ agreements with respect to the reorganized Chaparral Parties that are proposed to be filed in connection therewith);

(ii)	the confirmation order with respect to the Plan (the “Confirmation Order”);

(iii)	the related disclosure statement (and all exhibits thereto) with respect to the Plan (the “Disclosure Statement”);

(iv)	the solicitation materials with respect to the Plan (collectively, the “Solicitation Materials”);

(v)	an order of the Bankruptcy Court approving the Disclosure Statement and the Solicitation Materials;

(vi)	an order of the Bankruptcy Court approving the Chaparral Parties’ entry into, and performance under, this Agreement (the “PSA Approval Order”);

(vii)	an order or orders of the Bankruptcy Court approving the Chaparral Parties’ entry into, and performance under, the Backstop Commitment Agreement (the “BCA Approval Order”) and the Mandate Letter (the “Mandate Letter Approval Order”);

(viii)	a retirement agreement with respect to Mr. Mark Fischer (“Fischer”) that is consistent with Exhibit 2 to the Plan Term Sheet (the “Retirement Agreement and General Release”);

(ix)	consulting agreements with respect to CCMP Capital Advisors, LLC, HOOPP, and Altoma Energy (or their respective applicable affiliates) that are consistent with the form of consulting agreement attached as Exhibit 3 to the Plan Term Sheet (the “Consulting Agreements”);

(x)	an order of the Bankruptcy Court approving the Chaparral Parties’ entry into, and performance under, a new hedging program (the “Hedging Program”) in accordance with the motion and proposed order attached as Exhibit E hereto (the “Hedging Order”);

(xi)	new warrant agreements that are consistent with the Retirement Agreement and General Release and the Consulting Agreements;

(xii)	the registration rights agreement with respect to the New Equity Interests consistent with the term sheet attached as Exhibit F hereto;

(xiii)	the Cash Collateral Order (as defined below);

(xiv)	the motions seeking approval of each of the above as well as any supplements thereto and exhibits thereof; and

(xv)	any document or filing identified in the Plan Term Sheet as being subject to approval or consent rights under Section 3(b) of this Agreement.

(b)	Any Definitive Documentation identified in Section 3.(a) of this Agreement that is not attached hereto as an exhibit or part of an exhibit will, after the PSA Effective Date, remain subject to negotiation and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement (including the exhibits) in all respects, and shall otherwise be in form and substance satisfactory to the Chaparral Parties, those Consenting Noteholders that are members of the Ad Hoc Committee (as defined below) who hold, in the aggregate, at least 50% in principal amount outstanding of all Unsecured Notes Claims held by all Consenting Noteholders that are members of the Ad Hoc Committee (the “Required Consenting Noteholders”), and those Consenting Prepetition Lenders who hold, in the aggregate, at least 50% in principal amount outstanding of all Prepetition Credit Agreement Claims held by Consenting Prepetition Lenders (the “Required Consenting Prepetition Lenders” and, together with the Required Consenting Noteholders, the “Required Consenting Creditors”); provided, however, that to the extent the corporate governance documents, equityholders’ agreements, and the Backstop Commitment Agreement are inconsistent with this Agreement and the Definitive Documentation, then such documents shall be in form and substance acceptable to the Chaparral Parties and the Required Consenting Noteholders and reasonably acceptable to the Required Consenting Prepetition Lenders. For the avoidance of doubt, when used herein, the term “Required Consenting Creditors” shall require the independent approval of both of the Required Consenting Noteholders and the Required Consenting Prepetition Lenders.

4. Cash Collateral Terms. Notwithstanding anything to the contrary in this Agreement, the Chaparral Parties shall, until the Termination Date, (i) use their best efforts to cause the terms of any order authorizing the use of cash collateral (each, a “Cash Collateral Order”) to be in the form of cash collateral order attached as Exhibit G hereto (the “Form Cash Collateral Order”) or otherwise acceptable to the Required Consenting Creditors in all respects and (ii) not propose or consent to entry of any Cash Collateral Order that is not the Form Cash Collateral Order or not otherwise acceptable to the Required Consenting Creditors; provided, that notwithstanding paragraphs 6(a) or 32 of the Form Cash Collateral Order or any Cash Collateral Order previously entered by the Bankruptcy Court, upon the Plan Effective Date, the Consenting Prepetition Lenders will waive and release all rights to assert or seek payment of any accrued but unpaid default rate interest charged above the applicable non-default rate of interest (based on the Alternate Base Rate under the Prepetition Credit Agreement) during the period from June 9, 2016 through and including the Plan Effective Date.

5. Commitment of Consenting Creditor. Each Consenting Creditor agrees (severally and not jointly), from the PSA Effective Date until the occurrence of a Termination Date (as defined in Section 11 of this Agreement) applicable to such Consenting Creditor, to:

(a)	use commercially reasonable efforts to support and cooperate with the Chaparral Parties and take all commercially reasonable actions as are necessary to consummate the Restructuring Transactions in accordance with the Plan and the terms and conditions of this Agreement;

(b)	negotiate in good faith any terms of the Definitive Documentation that are subject to negotiation as of the PSA Effective Date;

(c)	(i) vote all of its claims against, or interests in, as applicable, the Chaparral Parties now or hereafter owned by such Consenting Creditor (or for which such Consenting Creditor now or hereafter has voting control over) to accept the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and the Solicitation Materials, as approved consistent with the Bankruptcy Code upon receipt of Solicitation Materials approved by the Bankruptcy Court; (ii) timely return a duly-executed ballot in connection therewith; and (iii) not “opt out” of or object to any releases or exculpation provided under the Plan (and to the extent required by such ballot, affirmatively “opt in” to such releases and exculpation);

(d)	not withdraw, amend, change, or revoke (or seek to withdraw, amend, change, or revoke) its tender, consent, or vote with respect to the Plan; provided, however, that the votes of the Consenting Creditors shall be immediately revoked and deemed void ab initio upon the occurrence of the Termination Date;

(e)	not object to, delay, impede, or take any other action (including to instruct or direct the Prepetition Agent or the Indenture Trustee) to interfere with the prompt consummation of the Restructuring Transactions (including the entry by the Bankruptcy Court of any Cash Collateral Order that is the Form Cash Collateral Order or is otherwise acceptable to the Required Consenting Creditors, an order approving the Disclosure Statement, and the Confirmation Order), or propose, file, support, or vote for any restructuring, workout, reorganization, liquidation, or chapter 11 plan or other Alternative Transaction (as defined below) for any of the Chaparral Parties, other than the Restructuring Transactions and the Plan;

(f)	support the Chaparral Parties’ motion to enter into and implement the Retirement Agreement and General Release with respect to Fischer or motion to assume an amended employment agreement of Fischer that is otherwise consistent with the Retirement Agreement and General Release;

(g)	support the Chaparral Parties’ motion to enter into and implement the Consulting Agreements; and

(h)	not take any other action, including, without limitation, initiating or joining in any legal proceeding, that is materially inconsistent with its obligations under this Agreement and that could hinder, delay, or prevent the timely confirmation of the Plan and consummation of the Restructuring Transactions.

Notwithstanding the foregoing, nothing in this Agreement, and neither a vote to accept the Plan by any Consenting Creditor, nor the acceptance of the Plan by any Consenting Creditor, shall (w) be construed to limit consent and approval rights provided in this Agreement and the Definitive Documentation, (x) be construed to prohibit any Consenting Creditor from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement, or exercising rights or remedies specifically reserved herein, (y) be construed to prohibit any Consenting Creditor from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not materially inconsistent with this Agreement and are not for the purpose of hindering, delaying, or preventing the consummation of the Restructuring Transactions, or (z) impair or waive the rights of any Consenting Creditor to assert or raise any objection expressly permitted under this Agreement in connection with any hearing on confirmation of the Plan or in the Bankruptcy Court.

Notwithstanding the foregoing, in the event the Bankruptcy Court does not approve the Consulting Agreements or releases as described in the Plan Term Sheet pursuant to the Confirmation Order, then each Consenting Noteholder covenants and agrees (severally and not jointly) to support and not object to the Reorganized Debtors entering into such Consulting Agreements and to provide such releases as promptly as reasonably possible after the occurrence of the Plan Effective Date (and each Consenting Lender covenants and agrees (severally and not jointly) not object to, delay, impede, or take any other action (including to instruct or direct the Prepetition Agent) to interfere with the prompt consummation thereof), in each case which covenants and agreements shall survive the occurrence of the Termination Date pursuant to clause (b) of Section 10.

6. Commitment of the Chaparral Parties. Each of the Chaparral Parties agrees, from the PSA Effective Date until the occurrence of a Termination Date, to:

(a)	support and cooperate with the Consenting Creditors and take all actions as are necessary and appropriate to consummate the

Restructuring Transactions in accordance with the Plan and the terms and conditions of this Agreement, including by implementing the Restructuring Transactions in accordance with the applicable milestones set forth in Schedule 2 hereto (collectively, the “Milestones”), which Milestones may only be extended in accordance with Section 28 of this Agreement;

(b)	negotiate in good faith any terms of the Definitive Documentation that are subject to negotiation as of the PSA Effective Date and take any necessary and appropriate actions in furtherance of the Plan and this Agreement, including, without limitation, the prompt execution and delivery of the Definitive Documentation and seeking Bankruptcy Court approval of the Definitive Documentation;

(c)	not undertake any action that is inconsistent with this Agreement, the adoption and implementation of the Plan and the prompt confirmation thereof, or which would unreasonably delay approval or consummation of the Restructuring Transactions, including, without limitation, filing any motion to reject this Agreement;

(d)	support and take all actions as are reasonably necessary and appropriate to obtain any and all required regulatory and/or third-party approvals to consummate the Restructuring Transactions;

(e)	file, no later than one calendar day after the PSA Effective Date, motions seeking entry of the (i) PSA Approval Order and (ii) BCA and Mandate Letter Approval Order;

(f)	to the extent any legal, financial, or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions, negotiate in good faith appropriate additional or alternative provisions to address any such impediment;

(g)	file, within five (5) Business Days of the PSA Effective Date, a motion, in form and substance reasonably acceptable to the Required Consenting Creditors, seeking approval of the Retirement Agreement and General Release;

(h)	timely pay all fees and expenses as set forth in Section 15 of this Agreement;

(i)

timely file a formal objection, in form and substance reasonably acceptable to the Required Consenting Creditors, to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in section 1106(a)(3)

and (4) of the Bankruptcy Code), (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing the Chapter 11 Cases;

(j)	timely file a formal objection, in form and substance reasonably acceptable to the Required Consenting Creditors, to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Chaparral Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable;

(k)	not propose or consent to entry of a Cash Collateral Order unless it is the Form Cash Collateral Order or is otherwise acceptable to the Chaparral Parties and the Required Consenting Creditors;

(l)	not propose or consent to entry of any order modifying or terminating the Chaparral Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable, that is not acceptable in form and substance to the Required Consenting Creditors; and

(m)	subject to the next paragraph, not seek, solicit, or support any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership sale of assets, financing (debt or equity), or restructuring of the Chaparral Parties (including, for the avoidance of doubt, a transaction premised on an asset sale under section 363 of the Bankruptcy Code), other than the Plan and Restructuring Transactions (an “Alternative Transaction”), and to not cause or allow any of their agents or representatives to solicit any agreements relating to an Alternative Transaction.

For the avoidance of doubt and without limiting the foregoing, in order to fulfill the Chaparral Parties’ fiduciary obligations, the Chaparral Parties and their respective agents and representatives may receive (but not solicit) proposals or offers for Alternative Transactions from third parties without breaching or terminating this Agreement and, subject to the terms of this Agreement, may discuss and provide due diligence to third parties in connection with such unsolicited proposals or offers; provided, that the Chaparral Parties shall (a) provide a copy of any written offer or proposal (and notice of any oral offer or proposal) for an Alternative Transaction within one (1) Business Day1 of the Chaparral Parties’ or their advisors’ receipt of such offer or proposal received to the respective legal counsel and the financial advisors to the Consenting Creditors and (b) provide such information to the respective advisors to the Consenting Creditors regarding such discussions (including copies of any materials provided to such parties hereunder) as necessary to keep the Consenting Creditors contemporaneously informed as to the status and substance of such discussions.

[1]	“Business Day” means any day, other than a Saturday, Sunday, or legal holiday, in each case, in New York, New York.

Notwithstanding the foregoing, in the event the Bankruptcy Court does not approve the Consulting Agreements or releases as described in the Plan Term Sheet pursuant to the Confirmation Order, then the Reorganized Debtors covenant and agree to enter into such Consulting Agreements and to provide such releases as promptly as reasonably possible after the occurrence of the Plan Effective Date in accordance with the instruction of the Required Consenting Noteholders, which covenants and agreements shall survive the occurrence of the Termination Date pursuant to clause (b) of Section 10.

7. Consenting Creditor Termination Events. The Required Consenting Noteholders (solely as to the Consenting Noteholders) and the Required Consenting Prepetition Lenders (solely as to the Consenting Prepetition Lenders) (each such group, a “Terminating Support Group”) shall each have the right, but not the obligation, upon written notice to the other Parties, to terminate the obligations of the Consenting Noteholders and the Consenting Prepetition Lenders, respectively, under this Agreement upon the occurrence of any of the following events (each, a “Consenting Creditor Termination Event”), unless waived, in writing, by the respective Required Consenting Creditors on a prospective or retroactive basis:

(a)	the failure to meet any Milestone unless (i) such failure is the result of any act, omission, or delay on the part of any Consenting Creditor, whose Terminating Support Group is seeking termination, in violation of its obligations under this Agreement or (ii) such Milestone is waived or amended in accordance with Section 28 of this Agreement;

(b)	the Bankruptcy Court enters an order converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;

(c)	the Bankruptcy Court enters an order appointing a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases;

(d)	any Chaparral Party (i) files with the Bankruptcy Court, amends or modifies, or files a pleading with the Bankruptcy Court seeking authority to amend or modify, the Definitive Documentation, in a manner that is inconsistent with this Agreement or which is otherwise in a form and substance not reasonably satisfactory to the Required Consenting Creditors (consistent with their applicable consent and approval rights under this Agreement) or (ii) publicly announces its intention to take any such acts;

(e)	any Chaparral Party files, or publicly announces that it will file, with the Bankruptcy Court any plan of reorganization other than the Plan, or files with the Bankruptcy Court any motion or application seeking authority to sell any assets (other than of de minimis value), without the prior written consent of the Required Consenting Creditors;

(f)	the issuance by any governmental authority, including the Bankruptcy Court, any regulatory authority, or any other court of competent jurisdiction, of any ruling or order denying approval of any material term or condition of the Definitive Documentation or enjoining the substantial consummation of the Restructuring Transactions; provided, however, that the Chaparral Parties shall have five (5) Business Days after issuance of such ruling or order to obtain relief that would allow consummation of the Restructuring Transactions in a manner that (i) does not prevent or diminish compliance with the terms of the Plan and this Agreement or (ii) is acceptable to the Required Consenting Creditors;

(g)	any Chaparral Party proposes or consents to entry of a Cash Collateral Order that is not the Form Cash Collateral Order or is not otherwise acceptable to the Required Consenting Creditors;

(h)	the occurrence of a breach by any Chaparral Party of any agreement, representation, warranty, or covenant of such Party set forth in this Agreement (it being understood and agreed that any actions required to be taken by the Chaparral Parties that are included in the Plan Term Sheet or the Exit Facility Term Sheet attached to this Agreement, but not in this Agreement are to be considered “covenants” of the Chaparral Parties, and therefore covenants of this Agreement, notwithstanding the failure of any specific provision in the Plan Term Sheet or the Exit Facility Term Sheet to be re-copied in this Agreement) that (to the extent curable) remains uncured for a period of five (5) Business Days after written notice thereof is provided to the Chaparral Parties;

(i)	either: (i) any Chaparral Party files with the Bankruptcy Court a motion, application, or adversary proceeding (or any Chaparral Party supports any such motion, application, or adversary proceeding filed or commenced by any third party) (A) challenging the validity, enforceability, or priority of, or seeking avoidance or subordination of, the Unsecured Notes Claims or the Prepetition Credit Agreement Claims, or (B) asserting any other cause of action against the Consenting Creditors or the Indenture Trustee; or (ii) the Bankruptcy Court enters an order providing relief against any Consenting Creditor or the Indenture Trustee with respect to any of the foregoing causes of action or proceedings;

(j)	any Chaparral Party terminates its obligations under and in accordance with this Agreement;

(k)	any Chaparral Party has (i) withdrawn the Plan, (ii) publicly announced its intention not to support the Plan, (iii) filed a motion with the Bankruptcy Court seeking the approval of an Alternative Transaction, or (iv) agreed in writing (including, for the avoidance of doubt, as evidenced by a term sheet, letter of intent, or similar document) or publicly announced its intent to pursue an Alternative Transaction;

(l)	if any debtor-in-possession financing with respect to the Chaparral Parties is approved by order of the Bankruptcy Court on terms that are not reasonably acceptable to the Required Consenting Creditors;

(m)	the Bankruptcy Court does not enter the PSA Approval Order, the BCA Approval Order, and the Mandate Letter Approval Order by the date set forth in the applicable Milestone;

(n)	if any of the orders that are Definitive Documentation or approve Definitive Documentation are reversed, stayed, dismissed, vacated, reconsidered, modified, or amended without the consent of the Required Consenting Creditors or a motion for reconsideration, reargument, or rehearing is filed with the Bankruptcy Court by the Chaparral Parties and such reversal, stay, dismissal, vacatur, reconsideration, modification, amendment, or the filing of such motion, as the case may be, would, or reasonably be expected to, impede, delay, appeal, or obstruct the proposal, solicitation, confirmation, or consummation of the applicable Plan or the Restructuring that is materially consistent with this Agreement;

(o)	if the Chaparral Parties execute or file with the Bankruptcy Court any Definitive Documentation that is inconsistent with the applicable requirements set forth in Section 3(b) of this Agreement;

(p)	if the Chaparral Parties execute or file with the Bankruptcy Court an exit facility that is inconsistent with the Exit Facility Term Sheet or that is not in form and substance satisfactory to the Required Consenting Creditors;

(q)	if the $50,000,000 to be raised in the Unsecured Notes Rights Offering is not fully funded, reduced, or cancelled for any reason; or

(r)	if the Bankruptcy Court enters an order in the Chapter 11 Cases terminating any of the Chaparral Parties’ exclusive right to file a plan or plans of reorganization pursuant to section 1121 of the Bankruptcy Code.

Notwithstanding anything to the contrary herein, unless and until there is an unstayed order of the Bankruptcy Court providing that the giving of notice under and/or termination of this Agreement in accordance with its terms is not prohibited by the automatic stay imposed by section 362 of the Bankruptcy Code, the occurrence of any of the Consenting Creditor Termination Events in this Section 7 shall result in an automatic termination of this Agreement, to the extent the Required Consenting Creditors would otherwise have the ability to terminate this Agreement in accordance with this Section 7, five (5) Business Days following such occurrence unless waived in writing by the Required Consenting Creditors.

8. The Chaparral Parties’ Termination Events. The Chaparral Parties shall have the right, but not the obligation, upon written notice to the Consenting Creditors, to terminate their obligations (jointly) under this Agreement upon the occurrence of any of the following events (each a “Company Termination Event,” and together with the Consenting Creditor Termination Events, the “Termination Events”), unless waived, in writing, by the Chaparral Parties on a prospective or retroactive basis:

(a)	a breach by a Consenting Creditor of any agreement, representation, warranty, or covenant of such Consenting Creditor set forth in this Agreement (it being understood and agreed that any actions required to be taken by the Consenting Creditor that are included in the Plan Term Sheet or the Exit Facility Term Sheet attached to this Agreement, but not in this Agreement, are to be considered “covenants” of the Consenting Creditor, and therefore covenants of this Agreement, notwithstanding the failure of any specific provision in the Plan Term Sheet or the Exit Facility Term Sheet to be re-copied in this Agreement) that could reasonably be expected to have a material adverse impact on the timely consummation of the Restructuring Transactions that (to the extent curable) remains uncured for a period of five (5) Business Days after notice to all Consenting Creditors of such breach and a description thereof is provided to the Consenting Creditors;

(b)	the occurrence of a breach of this Agreement by any Consenting Creditor that has the effect of materially impairing any of the Chaparral Parties’ ability to timely effectuate the Restructuring Transactions and has not been cured (if susceptible to cure) within five (5) Business Days after notice to all Consenting Creditors of such breach;

(c)

if the board of directors or board of managers, as applicable, of any Chaparral Party terminates this Agreement pursuant to the exercise of its respective fiduciary duties or determines, based upon advice of counsel, that proceeding with the Restructuring Transactions (including, without limitation, the Plan or solicitation of the Plan)

would be inconsistent with the exercise of its fiduciary duties to its stakeholders, including, without limitation, the Debtors and their creditor estates; or

(d)	the issuance by any governmental authority, including the Bankruptcy Court, any regulatory authority, or any other court of competent jurisdiction, of any ruling or order denying approval of any material term or condition of the Definitive Documentation or enjoining the substantial consummation of the Restructuring Transactions; provided, that the Chaparral Parties shall have made commercially reasonable efforts to obtain reversal, modification, or such other relief from such ruling or order as may be necessary to permit consummation of the Restructuring Transactions before any Termination Event under this clause 8(d) shall arise.

9. Individual Termination. Any Consenting Creditor may terminate this Agreement as to itself only, upon written notice to the other Parties, in the event that: (i) this Agreement is amended without its consent in such a way as to alter any of the economic terms thereof in a manner that is disproportionately adverse to such Consenting Creditor as compared to similarly situated Consenting Creditors; or (ii) any Definitive Documentation is filed with the Bankruptcy Court or executed by the Chaparral Parties and the Required Consenting Creditors that contains terms that are materially inconsistent with the economic terms of the Plan Term Sheet or the Exit Facility Term Sheet, in either case by giving ten (10) Business Days’ written notice to the Chaparral Parties and the other Required Consenting Creditors; provided, that such Consenting Creditor has provided such written notice of termination within five (5) Business Days of its receipt of written notice of such amendment, filing, or execution.

10. Mutual Termination; Automatic Termination. (a) This Agreement and the obligations of all Parties hereunder may be terminated by mutual written agreement by and among each of the Chaparral Parties and the Consenting Creditors. (b) Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate automatically upon the occurrence of the Plan Effective Date.

11. Effect of Termination. The earliest date on which termination of this Agreement as to a Party is effective in accordance with Sections 7, 8, 9, or 10 of this Agreement shall be referred to, with respect to such Party, as a “Termination Date”. Upon the occurrence of a Termination Date, all Parties’ obligations under this Agreement shall be terminated effective immediately, and all Parties hereto shall be released from all commitments, undertakings, agreements, and obligations; provided, however, that each of the following shall survive any such termination: (a) any claim for breach of this Agreement that occurs prior to such Termination Date, and all rights and remedies with respect to such claims shall not be prejudiced in any way; (b) the Chaparral Parties’ obligations in Section 15 of this Agreement accrued up to and including such Termination Date; and (c) the last paragraph of Section 5 and Section 6 (but, in each case, only upon the occurrence of the Termination Date pursuant to clause (b) of Section 10) and Sections 11, 16, 18, 19, 20, 22, 25, 27, 31, and 36 of this Agreement. The automatic stay applicable under section 362 of the Bankruptcy Code shall not prohibit a Party from taking any action necessary to effectuate the termination of this Agreement pursuant to and in accordance with the terms hereof.

12. Cooperation and Support. The Chaparral Parties shall provide draft copies of all motions, applications, and other documents that any Chaparral Party intends to file with the Bankruptcy Court that relate in any material respect to the Restructuring Transactions to counsel to the Ad Hoc Committee (as defined below) and counsel to the Prepetition Agent in accordance with Section 26 of this Agreement at least three (3) Business Days (or as soon thereafter as is reasonably practicable under the circumstances) prior to the date when such Chaparral Party intends to file such document, and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court; provided, that the Chaparral Parties shall provide draft copies of all other motions, applications, and documents that any Chaparral Party intends to file with the Bankruptcy Court to such counsel as soon as is reasonably practicable under the circumstances, but, in no event, less than one (1) calendar day prior to the date when such Chaparral Party intends to file such document. The Chaparral Parties will use reasonable efforts to provide draft copies of all other material pleadings any Chaparral Party intends to file with the Bankruptcy Court to counsel to the Required Consenting Creditors in accordance with Section 26 of this Agreement at least three (3) Business Days (or as soon thereafter as is reasonably practicable under the circumstances) prior to the date when such Chaparral Party intends to file such document, and shall consult in good faith with such counsel regarding the form and substance of any such proposed pleading. For the avoidance of doubt, the Parties agree to negotiate in good faith the Definitive Documentation that is subject to negotiation and completion, consistent with Sub-Clause (b) of Section 3 of this Agreement, and that notwithstanding anything herein to the contrary, the Definitive Documentation, including any motions or orders related thereto, shall be consistent with this Agreement and otherwise shall be in form and substance acceptable to the Chaparral Parties and the Required Consenting Creditors. The Chaparral Parties shall: (i) provide to the Ad Hoc Committee Advisors and the Consenting Prepetition Lender Advisors (each as defined below), and direct its employees, officers, advisors, and other representatives to provide the Ad Hoc Committee Advisors and the Consenting Prepetition Lender Advisors, (A) reasonable access (without any material disruption to the conduct of the Chaparral Parties’ businesses) during normal business hours to the Chaparral Parties’ books and records, (B) reasonable access to the management and advisors of the Chaparral Parties for the purposes of evaluating the Chaparral Parties’ assets, liabilities, operations, businesses, finances, strategies, prospects, and affairs, and (C) timely and reasonable responses to all reasonable diligence requests; (ii) promptly notify counsel to the Ad Hoc Committee and the Consenting Prepetition Lenders of any newly commenced material governmental or third party litigations, investigations, or hearings against any of the Chaparral Parties; and (iii) cooperate and coordinate with the Ad Hoc Committee Advisors and the Consenting Prepetition Lender Advisors on strategy matters relating to the implementation of the Restructuring Transactions in a manner consistent with this Agreement.

13. Transfers of Claims and Interests.

(a)	No Consenting Creditor shall (i) sell, transfer, assign, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, any of its right, title, or interest in respect of any of such Consenting Creditor’s claims against, or interests in, any Chaparral Party, as applicable, in whole or in part, or (ii) deposit any of such Consenting Creditor’s claims against, or interests in, any Chaparral Party, as applicable, into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such claims or interests (the actions described in clauses (i) and (ii) are collectively referred to herein as a “Transfer” and the Consenting Creditor making such Transfer is referred to herein as the “Transferor”), unless such Transfer is to another Consenting Creditor or any other entity (a “Transferee”) that (x) first agrees in writing to be bound by the terms of this Agreement by executing and delivering to the Chaparral Parties a Transferee Joinder substantially in the form attached hereto as Exhibit B (the “Transferee Joinder”), and (y) solely with respect to any Transferor that is a Backstop Party, agrees in writing to be bound by the obligations of the applicable Transferor under the Backstop Commitment Agreement and is determined, after due inquiry and investigation by the Consenting Creditors and the Chaparral Parties, to be reasonably capable of fulfilling such obligations. With respect to claims against or interests in a Chaparral Party held by the relevant Transferee upon consummation of a Transfer in accordance herewith, such Transferee is deemed to make all of the representations, warranties, and covenants of a Consenting Creditor, as applicable, set forth in this Agreement as of the date of such Transfer. Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred rights and obligations. Any Transfer made in violation of this Sub-Clause (a) of this Section 13 shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Chaparral Parties and/or any Consenting Creditor, and shall not create any obligation or liability of any Chaparral Party or any other Consenting Creditor to the purported transferee.

(b)

Notwithstanding Sub-Clause (a) of this Section 13: (i) an entity that is acting in its capacity as a Qualified Marketmaker shall not be required to be or become a Consenting Creditor to effect any transfer (by purchase, sale, assignment, participation, or otherwise) of any claim against any Chaparral Party, as applicable, by a Consenting Creditor to a transferee; provided, that such transfer by a Consenting Creditor to a transferee shall be in all other respects in accordance with and subject to Sub-Clause (a) of this Section 13; and (ii) to the extent that a Consenting Creditor, acting in its capacity as a Qualified Marketmaker, acquires any claim against, or interest in, any Chaparral Party from a holder of such claim or interest who is not a Consenting Creditor, it may transfer (by purchase, sale, assignment, participation, or otherwise) such claim or interest without the requirement that the transferee be or become a Consenting Creditor in accordance with this Section 13; provided further, that in the event a Qualified Marketmaker is, on the voting deadline for the Plan, the beneficial holder of any claim against, or interest in, any Chaparral Party that was acquired from a Consenting Creditor, it shall vote such claim or interest in accordance with Section 5(c) of this Agreement. For purposes of this Sub-Clause (b), a “Qualified Marketmaker” means an entity that (x) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against any of the Chaparral Parties (including debt securities or other debt) or enter with customers into long and short positions in claims against the Chaparral Parties (including debt securities or other debt), in its capacity as a dealer or market maker in such claims against the Chaparral Parties, and (y) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

14. Further Acquisition of Claims or Interests. Except as expressly set forth in Section 13 of this Agreement, nothing in this Agreement shall be construed as precluding any Consenting Creditor or any of its affiliates from acquiring additional claims against or interests in any Chaparral Parties; provided, however, that any such claims or interests shall automatically be subject to the terms and conditions of this Agreement and, if such acquiring Consenting Creditor is a Backstop Party, to the terms and conditions of the Backstop Commitment Agreement. Upon any such further acquisition by a Consenting Creditor or any of its affiliates, such Consenting Creditor shall promptly notify in writing the Chaparral Parties and respective counsel to the Ad Hoc Committee (as defined below) and the Prepetition Agent.

15. Fees and Expenses. Subject to Section 11 of this Agreement, and in accordance with and subject to the PSA Approval Order, which shall provide for the payment of all of the fees and expenses described in this Agreement and the Backstop Commitment Agreement, the Chaparral Parties shall pay or reimburse all reasonable and documented fees and out-of-pocket expenses (regardless of whether such fees and expenses were incurred before or after the Petition Date, and in each case, in accordance with (and when due under) any applicable engagement letter or fee reimbursement letter with the Chaparral Parties or, with respect to the Indenture Trustee, the Indentures) of: (a) Milbank, Tweed, Hadley & McCloy LLP (“Milbank”), as counsel to an ad hoc committee of Noteholders (the “Ad Hoc Committee”); (b) Drinker Biddle & Reath LLP, as Delaware local counsel to the Ad Hoc Committee; (c) PJT Partners LP, as financial advisor retained on behalf of the Ad Hoc Committee; (d) Tudor, Pickering, Holt & Co. Advisors, LLC, as investment banker retained on behalf of the Ad Hoc Committee; (e) Korn Ferry International, a consulting firm selected by the Required Consenting Noteholders to identify potential board members ((a) through (e) collectively, the “Ad Hoc Committee Advisors”); (f) on the Plan Effective Date, the reasonable compensation, fees, expenses, and disbursements (including, without limitation, attorneys’ fees and agents’ fees, expenses, and disbursements) incurred by the Indenture Trustee; and (g) on the Plan Effective Date, up to $350,000 (in aggregate) of the reasonable, out-of-pocket expenses of the members of the Ad Hoc Committee; provided, that such expenses must be approved by a majority of the members of the Ad Hoc Committee ((a) through (g) collectively, the “Invoiced Fees”). The Chaparral Parties shall pay all such fees and expenses of the Ad Hoc Committee Advisors and the Indenture Trustee incurred prior to the PSA Effective Date promptly following entry of the PSA Approval Order. Unless otherwise ordered by the Bankruptcy Court, no recipient of any payment hereunder shall be required to file with respect thereto any interim or final fee application with the Bankruptcy Court; provided, that, in the event that the Chaparral Parties dispute the payment of any specific portion of the Invoiced Fees (the “Disputed Invoiced Fees”), the Chaparral Parties shall first make a good faith effort to resolve such dispute with the Ad Hoc Committee Advisors or the Indenture Trustee, as applicable. If the Parties are unable to resolve such dispute, the Chaparral Parties may file with the Bankruptcy Court a motion or other pleading setting forth the specific objections to the Disputed Invoiced Fees within ten (10) Business Days of receipt of the applicable invoice; provided further, that pending the resolution of such a dispute, the Chaparral Parties shall pay in full the Invoiced Fees as set forth above, excluding the Disputed Invoiced Fees. To the extent that the Bankruptcy Court, after notice and a hearing on at least ten (10) days prior written notice to the Ad Hoc Committee Advisors or the Indenture Trustee, as applicable, enters an order sustaining any such objections to the Disputed Invoiced Fees, the Bankruptcy Court shall determine the applicable remedy with respect to the disallowed amount of the Invoiced Fees. For the avoidance of doubt, the Chaparral Parties shall not, prior to the Termination Date, seek the termination of any engagement letter or fee letter referred to in this paragraph with respect to any of the Ad Hoc Committee Advisors. The Chaparral Parties shall pay or reimburse all reasonable and documented fees and out-of-pocket expenses (regardless of whether such fees and expenses were incurred before or after the Petition Date) of the Prepetition Agent and the Prepetition Lenders in accordance with the terms of (i) the Prepetition Credit Agreement (ii) the Cash Collateral Order, and (iii) the Prepetition Agent’s Mandate Letter to move forward with its process of structuring and arranging the Exit Facility (the “Mandate Letter”), including, without limitation, the fees and expenses of attorneys, advisors, consultants, or other professionals retained by the Consenting Prepetition Lenders (collectively, the “Consenting Prepetition Lender Advisors”).

16. Consents and Acknowledgments. Each Party irrevocably acknowledges and agrees that this Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. The acceptance of the Plan by each of the Consenting Creditors will not be solicited until such Parties have received the Disclosure Statement and related ballots in accordance with applicable law, and will be subject to sections 1125, 1126, and 1127 of the Bankruptcy Code. This Agreement does not constitute, and shall not be deemed to constitute, an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (or any other federal, state, or provincial law or regulation).

17. Representations and Warranties.

(a)	Each Consenting Creditor hereby represents and warrants on a several and not joint basis, for itself and not any other person or entity, that the following statements are true, correct, and complete, to the best of its actual knowledge, as of the date hereof:

(i)	it has the requisite organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii)	the execution, delivery, and performance by it of this Agreement does not violate any provision of law, rule, or regulation applicable to it or any of its affiliates, or its certificate of incorporation, or bylaws, or other organizational documents, or those of any of its affiliates;

(iv)	the execution and delivery by it of this Agreement does not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state, or other governmental authority or regulatory body, other than, for the avoidance of doubt, the actions with governmental authorities or regulatory bodies required in connection with implementation of the Restructuring Transactions;

(v)	subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability;

(vi)	it has sufficient knowledge and experience to evaluate properly the terms and conditions of the Plan and this

Agreement, and has been afforded the opportunity to discuss the Plan and other information concerning the Chaparral Parties with the Chaparral Parties’ representatives, and to consult with its legal and financial advisors with respect to its credit and investment decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction;

(vii)	it (A) either (1) is the sole owner of the claims and interests identified below its name on its signature page hereof and in the amounts set forth therein, or (2) has all necessary investment or voting discretion with respect to the claims and interests identified below its name on its signature page hereof, and has the power and authority to bind the owner(s) of such claims and interests to the terms of this Agreement; (B) is entitled (for its own accounts or for the accounts of such other owners) to all of the rights and economic benefits of such claims and interests; and (C) does not directly or indirectly own or control any claims against or interests in any Chaparral Party other than as identified below its name on its signature page hereof; and

(viii)	other than pursuant to this Agreement, the claims and interests identified below its name on its signature page hereof are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind, that would adversely affect in any material way such Consenting Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed.

(b)	Each Chaparral Party hereby represents and warrants on a joint and several basis (and not any other person or entity other than the Chaparral Parties) that the following statements are true, correct, and complete as of the date hereof (subject to approval of the Bankruptcy Court):

(i)	it has the requisite corporate or other organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii)	the execution and delivery by it of this Agreement does not (A) violate its certificates of incorporation, or bylaws, or other organizational documents, or those of any of its affiliates, or (B) result in a breach of, or constitute (with due notice or lapse of time or both) a default (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or any Chaparral Party’s undertaking to implement the Restructuring Transactions through the Chapter 11 Cases) under any material contractual obligation to which it or any of its affiliates is a party;

(iv)	the execution and delivery by it of this Agreement does not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state, or other governmental authority or regulatory body, other than, for the avoidance of doubt, the actions with governmental authorities or regulatory bodies required in connection with implementation of the Restructuring Transactions;

(v)	(A) the offer and sale of any shares of the New Equity Interests and any rights to acquire any shares of the New Equity Interests has not been, and is not intended to be, registered under the Securities Act and (B) the offering and issuance of the New Equity Interests and any rights to acquire any shares of the New Equity Interests is intended to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Regulation D thereunder or pursuant to section 1145 of the Bankruptcy Code;

(vi)	subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability; and

(vii)	it has sufficient knowledge and experience to evaluate properly the terms and conditions of the Plan and this Agreement, and has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction.

18. Automatic Stay. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning the financial restructuring of the Chaparral Parties in the Chapter 11 Cases, and the exercise of the rights granted in this Agreement shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code.

19. No Waiver. If the transactions contemplated herein are not consummated, or following the occurrence of a Termination Date, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, and the Parties expressly reserve any and all of their respective rights. The Parties acknowledge that this Agreement, the Plan, and all negotiations relating hereto are part of a proposed settlement of matters that could otherwise be the subject of litigation. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence, and any other applicable law, foreign or domestic, this Agreement, the Plan, any related documents, and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement.

20. Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Consenting Creditors under this Agreement shall be several, not joint. No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement. The Consenting Creditors hereby represent and warrant they have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Chaparral Parties and do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended. No action taken by any Consenting Creditor pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Consenting Creditors are in any way acting in concert or as such a “group.”

21. Specific Performance. It is understood and agreed by the Parties that money damages may be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach of this Agreement, including, without limitation, an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder.

22. Governing Law & Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require or permit the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. By executing and delivering this Agreement, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of the Bankruptcy Court solely for purposes of any action, suit, proceeding, or other contested matter arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered or order entered in any such action, suit, proceeding, or other contested matter.

23. Waiver of Right to Trial by Jury. Each of the Parties waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise, between any of the Parties arising out of, connected with, relating to, or incidental to the relationship established between any of them in connection with this Agreement. Instead, any disputes resolved in court shall be resolved in a bench trial without a jury.

24. Successors and Assigns. Except as otherwise provided in this Agreement and subject to Section 13 of this Agreement, this Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective successors and permitted assigns.

25. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement.

26. Notices. All notices (including, without limitation, any notice of termination or breach) and other communications from any Party hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, messenger, email, or facsimile to the other Parties at the applicable addresses below, or such other addresses as may be furnished hereafter by notice in writing. Any notice of termination or breach shall be delivered to all other Parties.

(a)	If to any Chaparral Party:

Chaparral Energy, Inc.

701 Cedar Lake Blvd.

Oklahoma City, OK 73114

Attn: Mark Fischer

Tel: (405) 426-4410

Email: markf@chaparralenergy.com

with a copy to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attn: Richard A. Levy

Direct Dial: (312) 876-7692

Fax: (312) 993-9767

Email: richard.levy@lw.com

-and-

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn: Keith A. Simon

Direct Dial: (212) 906-1372

Fax: (212) 751-4864

Email: keith.simon@lw.com

(b)	If to a Consenting Noteholder:

To the address set forth on each such Consenting Noteholder’s signature page (or as directed by any transferee thereof), as the case may be.

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, NY 10005-1413

Attn:	Evan Fleck and Michael Price
Tel:	(212) 530-5000
Fax:	(212) 530-5219
Email:	efleck@milbank.com mprice@milbank.com

(c)	If to a Consenting Prepetition Lender:

To the address set forth on each such Consenting Prepetition Lender’s signature page (or as directed by any transferee thereof), as the case may be.

with a copy to:

Vinson & Elkins LLP

Trammell Crow Center

2001 Ross Avenue, Suite 3700

Dallas, TX 75201-2975

Attn:	William L. Wallander and Paul E. Heath
Tel:	(214) 220-7700
Fax:	(214) 220-7716
Email:	bwallander@velaw.com
pheath@velaw.com

27. Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; provided, however, that, for the avoidance of doubt, (i) any confidentiality agreement executed by any Consenting Creditor shall survive this Agreement and shall continue to be in full force and effect in accordance with its terms and (ii) the terms of any Definitive Documentation shall control with respect to the subject matter of such Definitive Documentation.

28. Amendments. Except as otherwise provided herein, this Agreement may not be modified, amended, or supplemented, and no term or provision hereof or thereof waived, without the prior written consent of the Chaparral Parties and the Required Consenting Creditors.

29. Reservation of Rights.

(a)	Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of any Party to protect and preserve its rights, remedies, and interests, including without limitation, its claims against any of the other Parties.

(b)	Without limiting Sub-Clause (a) of this Section 29 in any way, if this Agreement is terminated for any reason, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims, and defenses, subject to Section 19 of this Agreement. This Agreement, the Plan, and any related document shall in no event be construed as, or be deemed to be evidence of, an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

30. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument, and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

31. Confidentiality. The terms of any existing confidentiality agreements executed by and among any of the Parties as of the date hereof shall remain in full force in accordance with their terms. Except as required by applicable law, rule, or regulation or as ordered by the Bankruptcy Court or other court of competent jurisdiction, no Party or its advisors shall disclose to any person or entity (including, for the avoidance of doubt, any other Party) the holdings information of any Consenting Creditor without such Consenting Creditor’s prior written consent; provided, that the Chaparral Parties may publicly disclose the aggregate holdings of all Consenting Creditors.

32. Severability. If any portion of this Agreement shall be held to be invalid, unenforceable, void or voidable, or violative of applicable law, the remaining portions of this Agreement so far as they may practicably be performed shall remain in full force and effect and binding on the Parties.

33. Additional Parties. Without in any way limiting the requirements of Section 13 of this Agreement, additional Noteholders and Prepetition Lenders may elect to become Parties upon execution and delivery to the other Parties of a counterpart hereof. Such additional Parties shall become a Consenting Creditor under this Agreement in accordance with the terms of this Agreement.

34. Time Periods. If any time period or other deadline provided in this Agreement expires on a day that is not a Business Day, then such time period or other deadline, as applicable, shall be deemed extended to the next succeeding Business Day.

35. Headings. The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

36. Interpretation. This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof, shall not be effective in regard to the interpretation hereof. For purposes of this Agreement, unless otherwise specified: (a) each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) all references herein to “Articles”, “Sections”, and “Exhibits” are references to Articles, Sections, and Exhibits of this Agreement; and (c) the words “herein,” “hereof,” “hereunder,” and “hereto” refer to this Agreement in its entirety rather than to a particular portion of this Agreement.

[Signatures and exhibits follow.]

CHAPARRAL ENERGY, INC.,
a Delaware corporation

By:

CHAPARRAL ENERGY, L.L.C.,
an Oklahoma limited liability company

By:

CHAPARRAL BIOFUELS, L.L.C.,
an Oklahoma limited liability company

By:

CHAPARRAL RESOURCES, L.L.C.,
an Oklahoma limited liability company

By:

CHAPARRAL CO2, L.L.C.,
an Oklahoma limited liability company

By:

CEI ACQUISITION, L.L.C.,
a Delaware limited liability company

By:

CEI PIPELINE, L.L.C.,
a Texas limited liability company

By:

[Signature Page to Plan Support Agreement – Chaparral Parties]

CHAPARRAL REAL ESTATE, L.L.C.,
an Oklahoma limited liability company

By:

GREEN COUNTRY SUPPLY, INC.,
an Oklahoma corporation

By:

CHAPARRAL EXPLORATION, L.L.C.,
a Delaware limited liability company

By:

ROADRUNNER DRILLING, L.L.C.,
an Oklahoma limited liability company

By:

[Signature Page to Plan Support Agreement – Chaparral Parties]

[CONSENTING CREDITOR][, by and on behalf of certain of its and its affiliates’ managed funds and/or accounts]

By:
Name:
Title:

Address for Notices:

[Signature Page to Plan Support Agreement – Consenting Creditor]

Consenting Creditor:

Principal amount of claims by debt instrument

Beneficial Holder	Prepetition Credit Agreement	2010 Indenture	2011 Indenture	2012 Indenture

[Schedule to Signature Page to Plan Support Agreement – Consenting Creditor]

Schedule 1

Chaparral Parties

CEI Acquisition, L.L.C.

CEI Pipeline, L.L.C.

Chaparral Biofuels, L.L.C.

Chaparral CO2, L.L.C.

Chaparral Energy, Inc.

Chaparral Energy, L.L.C.

Chaparral Exploration, L.L.C.

Chaparral Real Estate, L.L.C.

Chaparral Resources, L.L.C.

Green Country Supply, Inc.

Roadrunner Drilling, L.L.C.

Schedule 2

Milestones

(a)	No later than one (1) Business Day from the PSA Effective Date, the Chaparral Parties shall file with the Bankruptcy Court motions seeking to approve (i) this Agreement (the “PSA Approval Motion”), (ii) the Backstop Commitment Agreement (the “BCA Approval Motion”), and (iii) the Mandate Letter (the “Mandate Letter Approval Motion”);

(b)	No later than five (5) Business Days from the PSA Effective Date, the Chaparral Parties shall file with the Bankruptcy Court a motion seeking to approve the Retirement Agreement and General Release;

(c)	No later than December 8, 2016, the Bankruptcy Court shall have entered: (i) the PSA Approval Order; (ii) the BCA Approval Order; (iii) Mandate Letter Approval Order; (iv) the Hedging Order in form and substance acceptable to the Chaparral Parties and the Required Consenting Creditors; and (v) a Cash Collateral Order that is the Form Cash Collateral Order and otherwise acceptable to the Required Consenting Creditors;

(d)	No later than three (3) Business Days after entry of the PSA Approval Order, the Chaparral Parties shall file with the Bankruptcy Court: (i) the Plan; (ii) the Disclosure Statement; and (iii) a motion (the “Disclosure Statement and Solicitation Motion”) seeking, among other things, (A) approval of the Disclosure Statement, (B) approval of procedures for soliciting, receiving, and tabulating votes on the Plan and for filing objections to the Plan, and (C) to schedule the hearing to consider confirmation of the Plan (the “Confirmation Hearing”);

(e)	No later than forty-five (45) days after entry of the PSA Approval Order, the Bankruptcy Court shall have entered an order approving the Disclosure Statement and the relief requested in the Disclosure Statement and Solicitation Motion;

(f)	No later than five (5) Business Days after entry of the order approving the Disclosure Statement and Solicitation Motion, the Chaparral Parties shall have commenced solicitation on the Plan by mailing the Solicitation Materials to parties eligible to vote on the Plan;

(g)	No later than ninety (90) days after entry of the PSA Approval Order, the Bankruptcy Court shall have entered the Confirmation Order; and

(h)	No later than thirty (30) days after entry of the Confirmation Order, the Chaparral Parties shall consummate the transactions contemplated by the Plan (the date of such consummation, the “Plan Effective Date”).

Exhibit A to the Plan Support Agreement

CHAPARRAL ENERGY, INC.

PLAN TERM SHEET

November [ ● ], 2016

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN OF REORGANIZATION PURSUANT TO THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL BE MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE. THIS TERM SHEET IS BEING PROVIDED IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ENTITLED TO PROTECTION PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY SIMILAR FEDERAL OR STATE RULE OF EVIDENCE. THE TRANSACTIONS DESCRIBED IN THIS TERM SHEET ARE SUBJECT IN ALL RESPECTS TO, AMONG OTHER THINGS, EXECUTION AND DELIVERY OF DEFINITIVE DOCUMENTATION AND SATISFACTION OR WAIVER OF THE CONDITIONS PRECEDENT SET FORTH THEREIN.

NOTHING IN THIS TERM SHEET SHALL CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, A STIPULATION OR A WAIVER, AND EACH STATEMENT CONTAINED HEREIN IS MADE WITHOUT PREJUDICE, WITH A FULL RESERVATION OF ALL RIGHTS, REMEDIES, CLAIMS, AND DEFENSES OF THE LENDERS, DEBTORS, AND ANY CREDITOR PARTY. THIS TERM SHEET DOES NOT INCLUDE A DESCRIPTION OF ALL OF THE TERMS, CONDITIONS, AND OTHER PROVISIONS THAT ARE TO BE CONTAINED IN THE DEFINITIVE DOCUMENTATION, WHICH REMAIN SUBJECT TO DISCUSSION, NEGOTIATION, AND EXECUTION.

SUMMARY OF PRINCIPAL TERMS

OF PROPOSED RESTRUCTURING TRANSACTION

This term sheet (the “Term Sheet”) sets forth certain key terms of a proposed restructuring transaction (the “Transaction”) with respect to the existing debt and other obligations of Chaparral Energy, Inc. (“Chaparral Parent”) and each direct and indirect subsidiary of Chaparral Parent (each, a “Chaparral Party”, and collectively, the “Chaparral Parties” or the “Company”). This Term Sheet is the “Plan Term Sheet” referenced as Exhibit A in that certain Plan Support Agreement, dated as of November [ ● ], 2016 (as the same may be amended, modified, or supplemented, the “Support Agreement”), by and among the Company, the Consenting Prepetition Lenders party thereto, and the Consenting Noteholders party thereto. Capitalized terms used but not otherwise defined in this Term Sheet have the meanings given to such terms in the Support Agreement. Subject to the Support Agreement, the Transaction will be implemented pursuant to the Plan and the other Definitive Documentation.

The Transaction contemplates, among other things, (i) the Chaparral Parties’ filing of and solicitation of acceptances for a joint chapter 11 plan of reorganization (the “Plan”) on the terms and conditions set forth herein, (ii) the consensual use of cash collateral during the Chapter 11 Cases on the terms and conditions set forth in the Support Agreement, (iii) a $50 million rights offering (the “Unsecured Notes Rights Offering”) to be backstopped by certain Consenting Noteholders (in their capacity as such, the “Backstop Parties”), on the terms and conditions set forth in the Backstop Commitment Agreement attached to the Support Agreement as Exhibit C, and in accordance with the rights offering procedures attached as an exhibit to the Backstop Commitment Agreement (the “Rights Offering Procedures”), (iv) a concurrent rights offering for holders of General Unsecured Claims (as defined below), on the terms and conditions described below (the “GUC Rights Offering” and together with the Unsecured Notes Rights Offering, the “Rights Offerings”), and (v) a new reserve-based lending facility to be provided by the Prepetition Lenders on terms and conditions consistent with the term sheet attached to the Support Agreement as Exhibit D (the “Exit Facility Term Sheet”).

PREPETITION FUNDED INDEBTEDNESS

Prepetition Credit Agreement

As of the Petition Date, approximately $550,000,000 in principal amount remained outstanding under that certain Eighth Restated Credit Agreement, dated as of April 12, 2010 (as the same may be amended, modified, or supplemented, the “Prepetition Credit Agreement”), among Chaparral Parent, certain subsidiaries of Chaparral Parent party thereto, the lenders party thereto from time to time (the “Prepetition Lenders”), JPMorgan Chase Bank, N.A., as administrative agent, and the other agents and parties party thereto.

“Prepetition Credit Agreement Claims” means any claims arising under or in connection with the Prepetition Credit Agreement, including without limitation, all principal, interest, fees, expenses, and other amounts payable thereunder.

As of the date hereof, the outstanding principal amount of the Prepetition Credit Agreement Claims is not less than $[●].[2]

Unsecured Notes

As of the Petition Date, approximately $1,207,955,000 in principal amount and $59,455,334 in accrued and unpaid interest remained outstanding, in the aggregate, on account of the Company’s 2020 Notes, 2021 Notes, and 2022 Notes (collectively, the “Unsecured Notes”).

“2020 Notes” means the 9.875% Senior Notes due 2020 issued by Chaparral Parent, pursuant to that certain Indenture, dated as of September 16, 2010, among Chaparral Parent, the guarantors named therein or party thereto, and Wilmington Savings Fund Society, FSB (as successor to Wells Fargo Bank, National Association), as trustee. As of the Petition Date, approximately $298,000,000 in principal amount and $17,981,122 in accrued and unpaid interest remained outstanding on account of the 2020 Notes.

“2021 Notes” means the 8.25% Senior Notes due 2021 by Chaparral Parent, pursuant to that certain Indenture, dated as of February 22, 2011, among Chaparral Parent, the guarantors named therein or party thereto, and Wilmington Savings Fund Society, FSB (as successor to Wells Fargo Bank, National Association), as trustee. As of the Petition Date, approximately $384,045,000 in principal amount and $22,092,238 in accrued and unpaid interest remained outstanding on account of the 2021 Notes.

[2]	Claim amounts to be updated at the time of the hearing on the Support Agreement.

“2022 Notes” means the 7.625% Senior Notes due 2022 by Chaparral Parent, pursuant to that certain Indenture, dated as of May 2, 2012, among Chaparral Parent, the guarantors named therein or party thereto, and Wilmington Savings Fund Society, FSB (as successor to Wells Fargo Bank, National Association), as trustee. As of the Petition Date, approximately $525,910,000 in principal amount and $19,381,974 in accrued and unpaid interest remained outstanding on account of the 2022 Notes.

“Unsecured Notes Claims” means any claims arising under or in connection with the Unsecured Notes and the Indentures, including without limitation, all principal, interest, fees, expenses, and other amounts payable thereunder.

TREATMENT OF CLAIMS AND INTERESTS

The below summarizes the treatment to be received on or as soon as practicable after the Plan Effective Date (as defined below) by holders of claims against, and interests in, the Company pursuant to the Plan.

Administrative, Priority, and Tax Claims	Allowed administrative, priority, and tax claims will be satisfied in full, in cash, or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

Prepetition Credit Agreement Claims	On the Plan Effective Date, the Prepetition Credit Agreement Claims shall be discharged and each holder of a Prepetition Credit Agreement Claim shall receive: (a) its pro rata share of (i) the loans contemplated under the Exit Facility Term Sheet (the “Exit Facility Loans”), consistent with the terms and conditions set forth on the Exit Facility Term Sheet and (ii) to the extent the Prepetition Credit Agreement Claims of such holders exceed the Exit Facility Loans, cash sufficient to satisfy the remainder; or (b) such other treatment as may be mutually agreed among the Chaparral Parties, the Required Consenting Noteholders, and the Consenting Prepetition Lenders (i) holding at least 66 2/3% in principal amount of the Prepetition Credit Agreement Claims and (ii) that constitute at least half in number of the Prepetition Lenders. Without affecting any additional liens required by the Exit Facility Term Sheet, all liens securing the Prepetition Credit Agreement Claims shall secure the Exit Facility Loans on and after the Plan Effective Date and (i) remain attached to the Debtors’ assets and (ii) not be impaired, discharged, or released by the Plan.

Other Secured Claims	Each holder of an allowed secured claim (other than a priority tax claim or Prepetition Credit Agreement Claim) shall receive (a) cash equal to the full allowed amount of its claim, (b) reinstatement of such holder’s claim, (c) the return or abandonment of the collateral securing such claim to such holder, or (d) such other treatment as may otherwise be agreed to by such holder, the Required Consenting Creditors, and the Company.

Unsecured Notes Claims	Each holder of an allowed Unsecured Notes Claim shall receive:

(a)    its pro rata share of 100% of the ownership interests in reorganized Chaparral Parent, subject to dilution by the Management Incentive Plan (as defined below), the Rights Offerings, the Commitment Premium (as defined in the Backstop Commitment Agreement), and any issuances pursuant to the Retirement Agreement and General Release and consulting agreements described below (the “New Common Equity Pool”) based on the face amount of its allowed Unsecured Notes Claim as a percentage of the aggregate face amount of all allowed Unsecured Notes Claims and allowed General Unsecured Claims as of the Plan Effective Date; and

(b)    the right to participate in the Unsecured Notes Rights Offering.

General Unsecured Claims

Each holder of an allowed General Unsecured Claim[3] in an amount in excess of the Maximum Convenience Class Claims Amount (as defined below) shall receive, at its election, either:

(a)    (1) its pro rata share of the New Common Equity Pool based on the face amount of its allowed General Unsecured Claim as a percentage of the aggregate face amount of all allowed Unsecured Notes Claims and General Unsecured Claims as of the Plan Effective Date[4] and (2) the right to participate in the GUC Rights Offering; or

(b)    Convenience Class Treatment (as described below).

Convenience Class Treatment

Each holder of an allowed General Unsecured Claim (other than a Litigation Claim) with a face amount of $100,000 (the “Maximum Convenience Class Claims Amount”) or less shall receive a cash payment in an amount equal to the allowed amount of its General Unsecured Claim, in full and final satisfaction of its General Unsecured Claim. Any holder of an allowed General Unsecured Claim in excess of the Maximum Convenience Class Claims Amount may elect Convenience Class Treatment, in which case each holder making such an election shall be deemed to have waived such portion of its allowed General Unsecured Claim that exceeds the Maximum Convenience Class Claims Amount and receive only cash equal to the Maximum Convenience Class Claims Amount and not be entitled to receive any New Equity Interests or participate in the GUC Rights Offering.

Litigation Claims	The Company shall propose to settle all claims asserted in the Chapter 11 Cases in connection with the Debtors’ alleged failure to properly report,

[3]	For the avoidance of doubt, the term “General Unsecured Claim” excludes the Unsecured Notes Claims.
[4]	To the extent a holder’s General Unsecured Claim becomes an allowed General Unsecured Claim after the Plan Effective Date, such holder shall receive New Common Equity Interests in an amount equal to the amount such holder would have received had such holder’s General Unsecured Claim been an allowed General Unsecured Claim as of the Plan Effective Date (assuming all distributions on account of such claim had been made on the Plan Effective Date).

account for, and distribute royalty interest payments to owners of mineral interests in the State of Oklahoma, including the civil class action lawsuit pending before the United States District Court for the Western District of Oklahoma, captioned Naylor Farms, Inc. & Harrel’s LLC, v. Chaparral Energy, LLC, Case No. 5-11-cv-00634-HE (collectively, the “Litigation Claims”) pursuant to the Proposed Litigation Settlement (as defined below, and together with any other settlement on terms and conditions acceptable to the Required Consenting Noteholders and the Company, and reasonably acceptable to the Required Consenting Prepetition Lenders, the “Litigation Settlement”). The amount and form of any consideration proposed to be provided under any Litigation Settlement (other than the Proposed Litigation Settlement) shall be determined by the Required Consenting Noteholders and with the consent of the Company and the Required Consenting Prepetition Lenders (which consent shall not be unreasonably withheld). In the event that an applicable Litigation Settlement is accepted by the applicable class (or putative class, if applicable) and approved by the Bankruptcy Court (the “Litigation Settlement Scenario”), the holders of the applicable allowed Litigation Claims shall receive the consideration provided under the applicable Litigation Settlement in full and final satisfaction of their respective claims and have no further entitlement to distributions under the Plan.

In the event the Litigation Settlement is not proposed by the Company, accepted by the applicable class (or putative class, if applicable), or approved by the Bankruptcy Court (the “Litigation Non-Settlement Scenario”), then each holder of an applicable allowed Litigation Claim shall be treated (and receive the same treatment as) a holder of an allowed General Unsecured Claim under the Plan; provided, that such holder shall not have the right to elect to receive the Convenience Class Treatment with respect to such claim.

Proposed Litigation Settlement

The Company shall propose the following treatment to the holders of Litigation Claims solely for settlement purposes under Rule 408 of the Federal Rules of Evidence and analogous state law (the “Proposed Litigation Settlement”):

the Company will consent to the certification of a class in the Chapter 11 Cases consisting of all Litigation Claims against the Company;

the holders of Litigation Claims against the Company shall receive their pro rata share of $6 million in the aggregate; and

payment of attorneys’ fees for the class up to $1.5 million in the aggregate.

Intercompany Claims	Intercompany claims shall be reinstated, compromised, or cancelled, at the option of the relevant holder of such claims with the consent of the Required Consenting Noteholders and the Required Consenting Prepetition Lenders (which consent shall not be unreasonably withheld).

Existing Equity Interests	All existing equity interests in Chaparral Parent will be cancelled, released, discharged, and extinguished and such holders will not be entitled to any distribution on account of such existing equity interests.

OTHER TERMS OF THE TRANSACTION

Backstop Commitment Agreement	Concurrent with entry into the Support Agreement, the Chaparral Parties and the Backstop Parties shall enter into the Backstop Commitment Agreement attached as Exhibit C to the Support Agreement.

Unsecured Notes Rights Offering	The Unsecured Notes Rights Offering shall be $50.0 million. The Unsecured Notes Rights Offering shall be conducted in accordance with the Backstop Commitment Agreement and the Rights Offering Procedures and otherwise on terms and conditions acceptable to the Company and the Required Consenting Noteholders and reasonably acceptable to the Required Consenting Prepetition Lenders.

GUC Rights Offering

Holders of allowed General Unsecured Claims participating in the GUC Rights Offering will be entitled to purchase an amount of Class A Shares upon the same economic terms on a per dollar of allowed General Unsecured Claims basis as purchases made by holders of allowed Unsecured Notes Claims participating in the Unsecured Notes Rights Offering.

The GUC Rights Offering shall be in addition to the Unsecured Notes Rights Offering. The GUC Rights Offering will not be backstopped by any holder of an allowed Unsecured Notes Claim or any holder of an allowed General Unsecured Claim.

Any holder of a General Unsecured Claim whose claim is not allowed as of the GUC Rights Offering record date who elects to participate in the GUC Rights Offering to the extent such claim is ultimately allowed (including any holder asserting a Litigation Claim in the Litigation Non-Settlement Scenario) will be required to pre-fund the purchase price into escrow pending allowance or disallowance of such claim. Any such funding and decision to participate in the GUC Rights Offering shall be irrevocable to the extent the underlying claim is allowed. Any pre-funded amounts relating to any disallowed claim shall be returned promptly after such claim or portion thereof is disallowed.

New Equity Interests	The ownership interests in reorganized Chaparral Parent shall consist of two separate classes of equity interests as follows: Class A common stock which will equal 82.5% of the New Equity Interests as of the Plan Effective Date (the “Class A Shares”) and Class B common stock which will equal 17.5% of the New Equity Interests as of the Plan Effective Date (the “Class B Shares,” and together with the Class A Shares, the “New Equity Interests”). The Class A Shares and the Class B Shares will have identical economic and voting rights, except that the Class B Shares shall be subject to redemption as described below. The Rights Offerings and the Commitment Premium shall be for Class A Shares only.

Class B Redemption Provision	At any time after the Plan Effective Date, in connection with an initial public offering of New Equity Interests that will be listed on a nationally recognized stock exchange (the “IPO”) initiated by holders of registrable shares pursuant to the registration rights agreement, if the underwriters engaged therefor advise the selling shareholders therein that there is an insufficient number of New Equity Interests being offered for sale by the selling shareholders and the Company to successfully consummate the transaction and create sufficient liquidity for optimal trading of the Class A Shares on the exchange upon which the Class A Shares are to be listed, then the holders of Class B Shares representing at least 20% of the Company’s Class B Shares may instruct the board of directors or other governing body of the reorganized Company (the “New Board”) to exercise the redemption provision described in this paragraph and the Company shall issue Class A Shares in such IPO in an amount sufficient in the opinion of the underwriters of such IPO to create sufficient liquidity in the Class A Shares following closing of such offering and shall use the proceeds of such sale to redeem Class B Shares on a pro rata basis among all holders at a purchase price equal to the public offering price paid by the underwriters of the Class A Shares in the IPO minus any underwriting fees or discounts payable on such shares actually paid by any other selling shareholders; provided that holders of Class B Shares that were original selling shareholders shall be entitled to offset the number of Class B Shares that they voluntarily included in such offering against the number of Class B Shares constituting such holder’s pro rata portion of the total number of Class B Shares to be redeemed. Concurrent with such redemption, all other outstanding Class B Shares shall automatically convert into Class A Shares on a one-to-one basis.

Conversion of Class B Shares	Class B Shares shall automatically convert into Class A Shares on a one-to-one basis if (i) the IPO has not occurred prior to the date that is two (2) years after the date the Backstop Commitment Agreement is executed or (ii) the New Equity Interests are otherwise listed on a nationally recognized stock exchange (The New York Stock Exchange or the Nasdaq Stock Market) in connection with an IPO or an underwritten offering by a selling shareholder.

Hedging Program	The Company and the Required Consenting Creditors shall use commercially reasonable efforts to obtain Bankruptcy Court approval and implementation of the Hedging Program in accordance with the Hedging Order.

Corporate Governance	The terms and conditions of the new corporate governance documents of the reorganized Company (including the bylaws and certificates of incorporation or similar documents, among other governance documents) shall be acceptable to the Required Consenting Noteholders and reasonably acceptable to the Required Consenting Prepetition Lenders.

On the Plan Effective Date, the New Equity Interests will be subject to a stockholders agreement (the “New Stockholders Agreement”) containing terms and conditions that are acceptable to the Required Consenting Noteholders and reasonably acceptable to the Required Consenting Prepetition Lenders. The New Stockholders Agreement will govern the composition of the New Board and will include customary approval rights for major shareholders and customary minority protections, in each case as determined by the Required Consenting Noteholders (with the consent of the Company and the Required Consenting Prepetition Lenders not to be unreasonably withheld), which may include, but are not limited to, transfer restrictions for the New Equity Interests, tag-along rights, drag along rights, preemptive rights, information rights, and other customary protections for transactions of this type.

All holders of the New Equity Interests and their successors and assigns will be subject to the terms of the New Stockholders Agreement, regardless of whether such holder executes or delivers such New Stockholders Agreement.

Board of Directors	The initial directors of the New Board shall consist of seven (7) directors, who shall include (a) the chief executive officer of Chaparral Parent and (b) six (6) other directors (including the Chairman of the New Board) selected by the Required Consenting Noteholders. Subject to Section 15 of the Support Agreement, the Company shall reimburse all reasonable fees and expenses of Korn Ferry International to assist the Required Consenting Noteholders in identifying candidates for the New Board.

Management Incentive Plan	As soon as reasonably practicable after the Plan Effective Date, reorganized Chaparral Parent shall enter into a management incentive plan (the “Management Incentive Plan”) which shall provide for the distribution of up to seven percent (7)% of the New Equity Interests in the form of Class A Shares on a fully diluted basis to certain members of senior management on terms and conditions acceptable to the New Board (the “MIP Equity”). The MIP Equity shall be allocated among such members of senior management at the discretion of the New Board as soon as reasonably practicable after the Plan Effective Date.

Releases & Exculpation	To the maximum extent permissible by law, the Plan and Confirmation Order will contain customary mutual releases and other exculpatory provisions in favor of the Company, the Consenting Noteholders, the Consenting Prepetition Lenders, the Prepetition Agent, the Indenture Trustees, the Noteholders, holders of existing equity interests that provide a release, and each of their respective current and former affiliates, subsidiaries, members, professionals, advisors, employees, directors, and officers, in their respective capacities as such. Such release and exculpation shall include, without limitation, any and all claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims and avoidance actions, of the Company, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Company would have been legally entitled to assert in its own right (whether individually or collectively), or on behalf of the holder of any claim or equity interest (whether individually or collectively) or other entity, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place at any time prior to or on the Plan Effective Date arising from or related in any way in whole or in part to the Company, the Prepetition Credit Agreement, the Indentures, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Company, the subject matter of, or the transactions or events giving rise to, any claim or equity interest that is treated in the Plan, or the negotiation, formulation, or preparation of the Definitive Documentation or related agreements, instruments, or other documents, in each case other than claims, actions, or liabilities arising out of or relating to any act or omission that constitutes willful misconduct, actual fraud, or gross negligence as determined by final order of a court of competent jurisdiction. To the maximum extent permitted by applicable law, any such releases shall bind all parties who affirmatively vote to accept the Plan, those parties who abstain from voting on the Plan if they fail to opt-out of the releases, and those parties that vote to reject the Plan unless they opt-out of the releases. Notwithstanding anything to the contrary in the Support Agreement or the Term Sheet, the failure of the Confirmation Order to reflect any release contemplated hereunder shall not give rise to a Company Termination Event or result in the failure of a condition precedent to the confirmation of the Plan or the occurrence of the Plan Effective Date. Notwithstanding anything to the contrary in the Support Agreement or this Term Sheet, nothing in the Plan or the Confirmation Order shall release any obligation under the Plan or the Exit Facility.

Injunction & Discharge	The Plan and Confirmation Order will contain customary injunction and discharge provisions.

Cancellation of Instruments, Certificates, and Other Documents	On the Plan Effective Date, except to the extent otherwise provided herein, in the Plan, or in the Exit Facility, all instruments, certificates, and other documents evidencing debt of or equity interests in Chaparral Parent and its subsidiaries shall be cancelled, and the obligations of Chaparral Parent and its subsidiaries thereunder, or in any way related thereto, shall be discharged.

Employee Compensation and Benefit Programs	Subject to the proviso below and the treatment of the Fischer Employment Agreement set forth in the Retirement Agreement and General Release, all employment agreements and severance policies, and all employment, compensation and benefit plans, policies, and programs of the Company applicable to any of its employees and retirees, including, without limitation, all workers’ compensation programs, savings plans, retirement plans, SERP plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans listed on Schedule A attached hereto (collectively, the “Specified Employee Plans”), shall be assumed by the Company (and assigned to the reorganized Chaparral Parties, if necessary) pursuant to section 365(a) of the Bankruptcy Code, either by a separate motion filed with the Bankruptcy Court or pursuant to the terms of the Plan; provided, that the employments agreements of K. Earl Reynolds, Joseph O. Evans, and James M. Miller shall, as of the Plan Effective Date, be amended and restated as provided on Exhibits 1(a), (b), and (c), respectively, attached hereto and assumed by the Company (and assigned to the reorganized

Chaparral Parties, if necessary) as amended and restated. Absent the prior consent of the Required Consenting Noteholders and the Required Consenting Prepetition Lenders (which consent shall not be unreasonably withheld), the Chaparral Parties shall not seek approval of any additional incentive or retention plans for employees during the Chapter 11 Cases other than the Management Incentive Plan.

Retirement Agreement and General Release	In connection with his retirement, Mark Fischer will enter into the Retirement Agreement and General Release attached as Exhibit 2 hereto.

Consulting Agreements	Each of CCMP Capital Investors (Cayman) II, L.P., CCMP Capital Investors II (AV-1), L.P., CCMP Capital Investors II (AV-2), L.P., Healthcare of Ontario Pension Plan Trust Fund, and Altoma Energy G.P. (or their respective applicable affiliates) shall enter into a consulting agreement with the reorganized Company substantially in the form attached hereto as Exhibit 3.

Tax Issues	The Plan shall, subject to the terms and conditions of the Support Agreement, be structured to achieve a tax efficient structure, in a manner acceptable to the Company and the Required Consenting Noteholders.

Exemption Under Section 1145 of the Bankruptcy Code	The Plan and Confirmation Order shall provide that the issuance of any securities thereunder will be exempt from securities laws in accordance with section 1145 of the Bankruptcy Code (other than any securities issued to the Backstop Parties in connection with any purchase of unsubscribed shares pursuant to the Backstop Commitment Agreement).

Registration Rights	Registration Rights with respect to the New Equity Interests will be as described in the Support Agreement.

SEC Reporting	To be determined by the Required Consenting Noteholders.

D&O Liability Insurance Policies, Tail Policies, and Indemnification	The Company shall maintain and continue in full force and effect all insurance policies (and purchase any related tail policies providing for coverage for at least a six-year period after the Plan Effective Date) for directors’, managers’, and officers’ liability (the “D&O Liability Insurance Policies”). The Company shall assume (and assign to the reorganized entities if necessary), pursuant to section 365(a) of the Bankruptcy Code, either by a separate motion filed with the Bankruptcy Court or pursuant to the terms of the Plan, all of the D&O Liability Insurance Policies and all indemnification provisions in existence as of the date of the Support Agreement for directors, managers, and officers of the Company listed on Schedule B attached hereto (whether in by-laws, certificate of formation or incorporation, board resolutions, employment contracts, or otherwise, such indemnification provisions, “Indemnification Provisions”). For the avoidance of doubt, the D&O Liability Insurance Policies and Indemnification Provisions shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Plan Effective Date.

Notice Procedures	The Company shall provide written notice and publication notice of the
Confirmation Hearing to actual and potential holders of claims (including, without limitation, any litigation claims) in a manner acceptable to the Required Consenting Noteholders and reasonably acceptable to the Required Consenting Prepetition Lenders (which consent shall not be unreasonably withheld).

Plan Effective Date	The effective date of the Plan, on which the Transaction shall be fully consummated in accordance with the terms and conditions of the Definitive Documentation (the “Plan Effective Date”).

Conditions to Plan Effectiveness	The Plan shall contain customary conditions precedent to confirmation of the Plan and occurrence of the Plan Effective Date, some of which may be waived in writing by agreement of the Company and the Required Consenting Creditors, in each case, subject to the consent rights provided for in the Support Agreement, including, among others:

	(i)	the Plan and Disclosure Statement and the other Definitive Documentation (as applicable) shall be in full force and effect, in form and substance consistent in all material respects with this Term Sheet and the Support Agreement, and be otherwise approved consistent with the terms of Section 3(b) of the Support Agreement;

	(ii)	the Bankruptcy Court shall have entered the Confirmation Order in form and substance consistent in all material respects with this Term Sheet and the Support Agreement and otherwise be approved consistent with the terms of Section 3(b) of the Support Agreement, and such order shall not have been stayed, modified, or vacated;

	(iii)	all of the schedules, documents, supplements, and exhibits to the Plan and Disclosure Statement shall be in form and substance consistent in all material respects with this Term Sheet and the Support Agreement and otherwise be approved consistent with the terms of Section 3(b) of the Support Agreement;

	(iv)	the Company shall have received at least $50.0 million as contemplated in connection with the Unsecured Notes Rights Offering and the Backstop Commitment Agreement;

	(v)	the Exit Facility shall be in full force and effect and be consummated concurrently with the Plan Effective Date;

	(vi)	the Support Agreement shall have been approved, shall be in full force and effect, and shall not have been terminated in accordance with its terms; and

	(vii)	all governmental approvals and consents, including Bankruptcy Court approval, that are legally required for the consummation of the Plan shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired.

Exhibit 1

Amended and Restated Employment Agreements

Exhibit 2

Retirement Agreement and General Release

Exhibit 3

Form Consulting Agreement

[To be inserted]

Schedule A

Specified Employee Plans5

Employment and Related Agreements

1.	Employment Agreement dated February 1, 2011 between Chaparral Energy, Inc., Chaparral Energy, L.L.C., and K. Earl Reynolds, as amended on May 1, 2013 and January 1, 2014.

2.	Employment Agreement dated April 12, 2010 between Chaparral Energy, Inc., Chaparral Energy, L.L.C., and Joseph O. Evans, as amended on May 1, 2013.

3.	Employment Agreement dated April 12, 2010 between Chaparral Energy, Inc., Chaparral Energy, L.L.C., and James M. Miller, as amended on May 1, 2013.

4.	Employment Agreement dated May 1, 2015 between Chaparral Energy, Inc., Chaparral Energy, L.L.C., and Jeff Smail.

5.	Employment Agreement dated May 1, 2015 between Chaparral Energy, Inc., Chaparral Energy, L.L.C., and David Eberhardt.

6.	Indemnification Agreement dated August 31, 2007 (effective September 30, 2006) between Chaparral Energy, Inc. and Mark A. Fischer.

7.	Indemnification Agreement dated August 31, 2007 (effective September 30, 2006) between Chaparral Energy, Inc. and Joseph O. Evans.

8.	Indemnification Agreement dated April 8, 2011 (effective February 1, 2011) between Chaparral Energy, Inc. and K. Earl Reynolds.

9.	Indemnification Agreement dated August 31, 2007 (effective September 30, 2006) between Chaparral Energy, Inc. and Charles A. Fischer Jr.

10.	Indemnification Agreement dated April 8, 2011 (effective April 12, 2010) between Chaparral Energy, Inc. and Christopher Behrens.

11.	Indemnification Agreement dated May 5, 2016 (effective May 6, 2016) between Chaparral Energy, Inc. and Will Jaudes

12.	2015 AIM Bonus Letter Agreement dated [March 11, 2016] between Chaparral Energy, Inc. and K. Earl Reynolds.

Employee Benefit Plans and Insurance Policies

1.	Life Insurance

Provider: Life Insurance Company of North America

Policy Number: FLX-966856

2.	Group Accident Policy

Provider: Life Insurance Company of North America

Policy Number: OK968361

3.	Long Term Disability Insurance

Carrier: Life Insurance Company of North America

Policy Number: LK-964709

4.	Workers Compensation and Employers Liability Insurance

Carrier: Zurich American Insurance Company

Policy Number: WC9310650-06

[5]	[NTD: List subject to continued diligence until PSA is signed.]

5.	Foreign Worker’s Compensation and Employers Liability Insurance

Carrier: Great Northern Insurance Company

Policy Number: 7497-19-21

6.	Medical/Vision Insurance

Provider: Blue Cross Blue Shield

Medical Policy Number: YN9742

Vision Policy Number: 169073

7.	Dental Insurance PPO/EPO Plan

Provider: Delta Dental

Policy Numbers: 2369-0003; 2369-1003; 2369-9998; 2369-9999

Other Employee Plans and Programs

1.	Employee Handbook

2.	Annual Incentive Measures Program

3.	Long Term Cash Incentive Plan

4.	Travel and Business Expense Policy

5.	Education Assistance Program

6.	Health and Wellbeing Program (administered by Viverae)

7.	MDLive Telehealth Program

8.	HSABank Flexible Spending Account Program

9.	Chaparral 401K Savings Plan

Schedule B

Directors & Officers Liability Insurance Policies

and Indemnification Provisions6

Directors & Officers Liability Insurance Policies

1.	Directors and Officers Liability Insurance and Employment Practices

Carrier: National Union Fire Insurance Company of Pittsburgh, PA (AIG)

Policy Number: 13098328

2.	Excess Directors & Officers Liability Insurance

Carrier: XL Specialty Insurance Company

Policy Number: ELU139023-15

3.	Excess Directors & Officers Liability Insurance

Carrier: U.S. Specialty Insurance Company

Policy Number: 14-MGU-15-A34753

4.	Excess Directors & Officers Liability Insurance

Carrier: Federal Insurance Company (Chubb)

Policy Number: 8222-1044

Corporate Organizational Documents Containing Indemnification Provisions

1.	The Second Amended and Restated Certificate of Incorporation of Chaparral Energy, Inc., dated April 12, 2010

2.	The Amended and Restated Bylaws of Chaparral Energy, Inc., dated April 12, 2010

3.	The Articles of Organization of Chaparral Energy, L.L.C., dated June 26, 2002

4.	The Operating Agreement of Chaparral Energy, L.L.C., dated June 26, 2002

5.	The Articles of Organization of Chaparral CO2, L.L.C., dated June 16, 2000

6.	The Operating Agreement of Chaparral CO2, L.L.C., dated June 16, 2000

7.	The Articles of Organization of Chaparral Real Estate, L.L.C., dated June 16, 2000

8.	The Operating Agreement of Chaparral Real Estate, L.L.C., dated June 16, 2000

9.	The Articles of Organization of Chaparral Resources, L.L.C., dated February 28, 2000

10.	The Operating Agreement of Chaparral Resources, L.L.C., dated February 28, 2000

11.	The Certificate of Formation of Chaparral Exploration, L.L.C., dated June 16, 2008

12.	The Limited Liability Company Agreement of Chaparral Exploration, L.L.C., dated June 16, 2008

13.	The Articles of Organization of Chaparral Biofuels, L.L.C., dated May 31, 2007

14.	The Operating Agreement of Chaparral Biofuels, L.L.C., dated May 31, 2007

15.	The Certificate of Formation of CEI Pipeline, L.L.C., dated August 17, 2006

16.	The Operating Agreement of CEI Pipeline, L.L.C., dated August 17, 2006

17.	The Articles of Organization of Roadrunner Drilling, L.L.C., dated March 13, 2008

18.	The Operating Agreement of Roadrunner Drilling, L.L.C., dated March 13, 2008

[6]	[NTD: List subject to continued diligence until PSA is signed].

19.	The Certificate of Formation of CEI Acquisition, L.L.C., dated September 29, 2005

20.	The Limited Liability Company Agreement of CEI Acquisition, L.L.C., dated September 29, 2005

21.	The Amended and Restated Certificate of Incorporation of Green Country Supply, Inc., dated April 16, 2007

22.	The Amended and Restated Bylaws of Green Country Supply, Inc., dated April 26, 2007

Exhibit B to the Plan Support Agreement

Form of Transferee Joinder

Form of Transferee Joinder

This joinder (this “Joinder”) to the Plan Support Agreement (the “Agreement”), dated as of [    ], 2016, by and among: (i) Chaparral Energy, Inc. and each of the other Chaparral Parties thereto; and (ii) the Consenting Creditors thereto, is executed and delivered by [                                        ] (the “Joining Party”) as of [                                        ]. Each capitalized term used herein but not otherwise defined shall have the meaning ascribed to it in the Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder as Annex 1 (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions thereof). The Joining Party shall hereafter be deemed to be a Party for all purposes under the Agreement and one or more of the entities comprising the Consenting Creditor.

2. Representations and Warranties. The Joining Party hereby represents and warrants to each other Party to the Agreement that, as of the date hereof, such Joining Party (a) is the legal or beneficial holder of, and has all necessary authority (including authority to bind any other legal or beneficial holder) with respect to, the claims identified below its name on the signature page hereof, and (b) makes, as of the date hereof, the representations and warranties set forth in Section 17 of the Agreement to each other Party.

3. Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require or permit the application of the law of any other jurisdiction.

4. Notice. All notices and other communications given or made pursuant to the Agreement shall be sent to:

To the Joining Party at:

[JOINING PARTY]

[ADDRESS]

Attn:

Facsimile: [FAX]

EMAIL:

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[JOINING PARTY][, by and on behalf of certain of its and its affiliates’ managed funds and/or accounts]

By:
Name:
Title:

Address for Notices:

[Signature Page to Joinder to Plan Support Agreement – Consenting Creditor]

Joining Party:

Principal amount of claims by debt instrument

Beneficial Holder	Prepetition Credit Agreement	2010 Indenture	2011 Indenture	2012 Indenture

[Schedule to Signature Page to Joinder to Plan Support Agreement – Consenting Creditor]

Annex 1 to the Form of Transferee Joinder

Exhibit C to the Plan Support Agreement

Backstop Commitment Agreement

Exhibit D to the Plan Support Agreement

Exit Facility Term Sheet

Exhibit E to the Plan Support Agreement

Hedging Program

Exhibit F to the Plan Support Agreement

Registration Rights Agreement Term Sheet

Exhibit G to the Plan Support Agreement

Form Cash Collateral Order